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                                                                     EXHIBIT 5.1
                                                                     -----------

               GROSS, KLEINHENDLER, HODAK, HALEVY, GREENBERG & CO.


January 13, 2004



Tefron Ltd.
28 Chida Street
Bnei-Brak, 51371

Ladies and Gentlemen:

We have acted as counsel to Tefron Ltd., a company organized under the laws of the State of Israel (the "Company"), in connection with its filing of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, relating to the registration of 2,266,049 of the Company's ordinary shares, par value NIS 1.0 per share, issuable upon exercise of options (the "Options") that either have been, or may after the date hereof be, granted by the Company under its 1997 Share Option Plan (the "Plan"). Of these ordinary shares, 1,187,394 ordinary shares are being registered for resale by the selling shareholders listed in the Registration Statement.

In our capacity as counsel to the Company, we have examined originals or copies, satisfactory to us, of the Company's (i) Articles of Association, (ii) the Plan and (iii) resolutions of the Company's Audit Committee, Board of Directors and shareholders. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that the 2,266,049 ordinary shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the Plan and the Options, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.